THIS AGREEMENT dated the 31st day of July, 2002, (made effective as of the 31st day of December, 2001) is made

BETWEEN:

                     ALFA UTILITY SERVICES INC., a corporation incorporated under the laws of Canada, (hereinafter called the "Alfa Canada")

                     - and -

                     815748 ONTARIO LIMITED, a corporation incorporated under the laws of the province of Ontario, (hereinafter called the "815748")

                                    AGREEMENT

WHEREAS 815748 is the holder of Five Hundred (500) issued and outstanding Class "A" Preference Shares in Alfa Canada, (the "Class "A" Shares"), which have certain redemption provisions.

AND WHEREAS 815748 has agreed and covenants not to redeem the Class "A" Shares, in consonsideration for facilitation of favorable accounting treatment that will help establish a market for the shares into which the Class "A" Shares are convertible.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.         815748 shall not redeem the Class "A" Shares in Alfa Canada.

2. A legend shall be hand printed or typed conspicuously on the face of each Class "A" Share certificate held by 815748 to the effect of "Not redeemable".

3. 815748 shall continue to have the right to exchange its Class "A" Shares of Alfa Canada into Common Shares of Alfa Utility Services, Inc., incorporated under the laws of the state of Delaware in the United States ("Alfa U.S.") at the rate of one (1) Class "A" Preference Share of Alfa Canada for 4,000 Common Shares of Alfa U.S. which exchange option is more particularly set out in a Second Amended Option Agreement dated June 1, 2001 between Alfa U.S. and 815748.

           IN WITNESS WHEREOF the parties hereto have duly executed this Agreement.

SIGNED, SEALED AND     )          ALFA UTILITY SERVICES INC.
DELIVERED in the       )          Per:
presence of            )          /s/ JOSEPH ALFANO
/s/ WALTER RIGOBAN     )          -----------------
------------------     )          JOSEPH ALFANO - President
Signature:             )
                       )
Walter Rigoban         )          CARMINE INDUSTRIES LTD.
------------------     )          Per:
Name:                  )          /s/ JOSEPH ALFANO
                       )          ---------------------------
-------------------    )          JOSEPH ALFANO - President
Signature:             )
                       )
--------------------   )
Name:                  )